EXHIBIT 3(ii)a


                              FORTUNE BRANDS, INC.

                                BY-LAW AMENDMENTS

                          ADOPTED ON SEPTEMBER 29, 1998

                            EFFECTIVE JANUARY 1, 1999

Article I, Section 1 was amended to read in its entirety as follows:

         SECTION 1. The number of directors constituting the entire Board of Directors of the Company, which shall be no fewer than ten and no greater than twenty, shall be determined by action of the Board of Directors adopted at any regular or special meeting of the Board of Directors by the affirmative vote of at least two-thirds of all directors then in office, provided notice of the proposed change in the number of directors shall be given in writing to each of the directors then in office. Any amendment to this Section 1 of these By-laws may be adopted at any regular or special meeting of the Board of Directors by the affirmative vote of at least two-thirds of all the directors then in office.

Article IV, Section 1 was amended to read in its entirety as follows:

         SECTION 1. The Board of Directors shall annually choose from amongst its members a Chairman of the Board. The Board shall also annually choose a Vice Chairman (if any), a President (if any), one or more Executive Vice Presidents (if any), one or more Senior Vice Presidents (if any), a principal financial officer, a principal accounting officer, such other Vice Presidents (if any) as it shall determine, a Secretary, a Treasurer and a Controller (if any), who need not be directors.

Article IV, Section 8 was amended to read in its entirety as follows:

         SECTION 8. The Vice Chairman (if any), the President (if any), the Executive Vice Presidents (if any), the Senior Vice Presidents (if any) and such other Vice Presidents as shall have been chosen shall have such powers and perform such duties as shall at any time be delegated to them by the Board of Directors. At the request of the Chairman of the Board, or in case of his absence or disability, the President (if any), or if there is no President such other elected officer designated by the Chairman of the Board in a writing filed with the records of the Secretary, shall perform the duties of the Chairman of the Board, subject to the control of the Board of Directors.



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Article VII, Section 1 was amended to read in its entirety as follows:

         SECTION 1. All checks or bank drafts shall be signed by any two of the following named officers: Chairman of the Board, Vice Chairman, President, the principal financial officer, the principal accounting officer, any Vice President, Secretary, any Assistant Secretary, Treasurer, any Assistant Treasurer, Controller, any Assistant Controller; and in such other manner as the Board of Directors may from time to time designate.

Article VII, Section 2 was amended to read in its entirety as follows:

         SECTION 2. All notes or other obligations or contracts shall be signed by the Chairman of the Board, the Vice Chairman, the President, the principal financial officer, the principal accounting officer, or any Vice President and also by one of the following officers: the Secretary, an Assistant Secretary, the Treasurer, an Assistant Treasurer, the Controller, or an Assistant Controller (provided that no individual shall sign the instrument in two capacities), or shall be signed by the Chairman of the Board, the Vice Chairman, the President, the principal financial officer, the principal accounting officer, or any Vice President, with the corporate seal or a facsimile thereof affixed thereto or imprinted thereon, attested by the Secretary or an Assistant Secretary; or such notes, obligations or contracts shall be signed in such manner and by one or more of such officers or other persons on behalf of the Company as the Board of Directors may from time to time authorize or direct. When and as authorized or directed by the Board of Directors, the signatures of such officers or other persons or any of them signing on behalf of the Company may be facsimiles.